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                                                                 EXHIBIT 3.1.1

                            CERTIFICATE OF CORRECTION

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           PATTERSON-UTI ENERGY, INC.

     Pursuant to the provisions of Section 103(f) of the Delaware General Corporation Law, Patterson-UTI Energy, Inc., a Delaware corporation (the "Company"), adopts the following Certificate of Correction:

     FIRST: On May 8, 2001, the Company filed with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation dated May 8, 2001 (the "Restated Certificate of Incorporation"). The Restated Certificate of Incorporation is an inaccurate record of the corporate action therein referenced, as Section 1 of Article FOURTH thereof captioned "Preferred Stock" failed to include a reference to the Series A Participating Preferred Stock created by the Board of Directors of the Company through the filing of a Certificate of Designation of the Company with the Secretary of State of the State of Delaware on January 13, 1997.

     SECOND: Subsection 1.1 of Section 1 of Article FOURTH is corrected by adding the following paragraph to the end of Subsection 1.1 thereof:

          Pursuant to authority conferred by this Article FOURTH upon the board of directors of the Corporation, the board of directors created a series of 100,000 shares of preferred stock designated Series A Participating Preferred Stock by filing a Certificate of Designation of the Corporation with the Secretary of State of the State of Delaware (the "Secretary of State") on January 13, 1997, and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation's Series A Participating Preferred Stock are set forth on Annex A hereto and are incorporated herein by reference.

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     IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed by its duly authorized officer as of the 19th day of November, 2001.

                                   PATTERSON-UTI ENERGY, INC.

                                   By:
                                       -----------------------------------------
                                       Jonathan D. Nelson
                                       Vice President - Finance, Chief Financial
                                       Officer, Secretary and Treasurer

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